Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR DECEMBER
     Dallas, Texas, December 3, 2009 — Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.12267 per unit, payable on December 29, 2009, to unit holders of record on December 15, 2009. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.
     This distribution reflects primarily the oil production for September 2009 and the gas production for August 2009, both including postings from the previous month’s production. Preliminary production volumes are approximately 25,168 barrels of oil and 428,634 Mcf of gas. Preliminary average prices are approximately $65.51 per barrel of oil and $3.18 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month	25,168	428,634	$65.51	$3.18
Prior Month	36,107	433,192	$65.53	$3.88
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of November, approximately $417,000 of revenue received will be posted in the following month of December in addition to normal receipts during December. Since the close of business in November and prior to this press release, approximately $1,358,000 in revenue has been received.
     Approximately $848,000 for 2009 Ad Valorem taxes is being deducted from this month’s distribution as compared to $1,036,000 for 2008. These payments are normal expenditures at this time of year.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free Number: 1.800.365.6541